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                                                                      EXHIBIT 11
                                                                      ----------
                             CRAGAR INDUSTRIES, INC.
                  Schedule of Computation of Earnings Per Share

Earnings (Loss) Per Share                          Three Months Ended March 31,
                                                       2001           2000
                                                    ---------     -----------
Net Earnings (Loss)                                 $  58,453     $   (97,900)
Less: Preferred Stock Dividends in Arrears               --           (39,375)
                                                    ---------     -----------

Earnings (Loss) Available for Common Stockholders   $  58,453     $  (137,275)
                                                    =========     ===========

Basic EPS - Weighted Average Shares Outstanding     3,627,014       2,456,990
                                                    =========     ===========

Basic Earnings (Loss) Per Share                     $    0.02     $     (0.06)
                                                    =========     ===========


Basic EPS - Weighted Average Shares Outstanding     3,627,014       2,456,990

Effect of Diluted Securities:
                 Stock Options and Warrants (1)     1,748,641            --
                                                    ---------     -----------

Diluted EPS - Weighted Average Shares Outstanding   5,375,655       2,456,990
                                                    =========     ===========

Diluted Earnings (Loss) Per Share                   $    0.01     $     (0.06)
                                                    =========     ===========


(1) - The Company's outstanding stock options, warrants, and convertible preferred staock have antidilutive effect on net loss per share for the three months ended March 31, 2000. As a result, such amounts have been excluded from the computations of diluted loss per share for that period.